Exhibit 99






April 23, 1997


For Immediate Release


                     PROTECTIVE ANNOUNCES RECORD 1Q97 EARNINGS


     Protective Life Corporation (NYSE: PL) announced record first quarter results today. The Company's operating income, which excludes realized investment gains and related amortization, was $.81 per share in the 1997 first quarter, a 11% increase over the $.73 per share last year. Consolidated net income for the first quarter of 1997 was $24.8 million or $.80 per share, compared to $21.1 million or $.73 per share reported for the 1996 first quarter.

     At March 31, 1997, the Company's assets were $8.3 billion. Stockholders' equity per share was $20.40 (excluding $1.05 per share of unrealized investment losses resulting from marking the Company's securities to market values).

     Operating return on average equity for the twelve months ending March 31, 1997 was 16.2%. (Average equity excludes the effect of unrealized losses on stockholders' equity.)





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